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                             SECOND LEASE AMENDMENT

                  This Second Lease Amendment (the "Second Amendment") is made this 8th day of February, 1999, between TA/WESTERN, LLC ("Landlord"), and VISUAL NETWORKS OPERATIONS, INC., a Delaware corporation ("Tenant").

                  WHEREAS, The Equitable Life Assurance Society of the United States ("Equitable"), as landlord, and Tenant entered into a Lease Agreement dated December 12, 1996 (the "Lease"), for premises containing approximately 23,026 rentable square feet of space (the "Initial Premises") in the office building located at 2092 Gaither Road, Rockville, Maryland (the "Building"); and

                  WHEREAS, the Lease Agreement was amended by a Lease Amendment (the "Amendment") dated September 2, 1997, under which Tenant expanded its presence in the Building by leasing an additional two hundred thirty-one (231) rentable square feet (the "Expansion Premises',) from Equitable (the Lease Agreement and the Amendment are hereafter referred to collectively as the "Lease"), and

                  WHEREAS, the Building was thereafter transferred and assigned to Landlord, and

                  WHEREAS, the Lease is scheduled to expire on November 30, 2001, and

                  WHEREAS, Landlord .and Tenant wish, among other matters, to amend the Lease to further expand the Premises leased by Landlord to Tenant in the Building, all on the terms hereinafter contained.

                  NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows;

                  1. SECOND EXPANSION PREMISES. Effective as of the Second Expansion Premises Commencement Date, Landlord demises and leases to Tenant and Tenant leases and accepts from Landlord, for a term and upon the conditions hereinafter provided, an additional five thousand three hundred thirty-seven (5,337) rentable square feet of space on the first (lst) floor of the Building known as Suite 150 (the "Second Expansion Premises"), outlined on EXHIBIT A attached to this Amendment. The initial Premises, the Expansion Premises and the Second Expansion Premises will comprise approximately 28,594 rentable square feet in the Building.

                  2. SECOND EXPANSION PREMISES TERM. The Term of the Lease for the Second Expansion Premises shall commence on March 1, 1999 (the "Second Expansion Premises Commencement Date), and will expire on the Lease termination date.

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                  3. BASIC RENTAL FOR SECOND EXPANSION PREMISES. Tenant shall pay Landlord Basic Rental for the Second Expansion Premises at the initial rate of $19.50 per rentable square foot, in accordance with the terms of Sections 3 and 4 of the Lease, in legal tender, at Landlord's office, in care of McShea Management, Inc., or as directed from time to time by Landlord's notice, payable at the initial monthly sum of Eight Thousand Six Hundred Seventy-two and 63/100 Dollars ($8,672.63), in advance, promptly on the first day of each calendar month of the Second Expansion Premises Term, without notice or demand, the same being hereby waived, and without any setoff, deduction, or recoupment whatsoever. The first installment of Basic Rental for the Second Expansion Premises shall be paid upon execution of this Second Amendment; provided, however, that Basic Rental for the second calendar month shall be prorated based on one-three hundred sixtieth (l/360th) of the current annual Basic Rental for each day of the first partial month, if any, this Second Amendment is in effect for the Second Expansion Premises, and shall be due and payable as aforesaid. The Basic Rental provided in this paragraph shall be in addition to any other rent due to the Landlord under the Lease with respect to the Initial Premises and the Expansion Premises.

                  4. ESCALATION IN BASIC RENTAL FOR SECOND EXPANSION PREMISES. The Basic Rental for the Second Expansion Premises shall increase each year, at a rate of three percent (3%) per annum, effective on the anniversary of the Second Expansion Premises Commencement Date.

                  5. OPERATING EXPENSES FOR SECOND EXPANSION PREMISES. Commencing on the anniversary of the Second Expansion Premises Commencement Date, and continuing during each calendar year or portion thereof included in the Lease Term, Tenant shall pay as additional rent Tenant's Proportionate Share for Basic Cost for the Second Expansion Premises and Tenant's Proportionate Share for Real Estate Taxes for the Second Expansion Premises over the Base Year, all as more fully calculated in accordance with the provisions of Section 8 of the Lease. The Base Year for the Second Expansion Premises during the Lease Term will be the 1999 calendar year. Tenant's Proportionate Share for Basic Cost and Tenant's Proportionate Share for Real Estate Taxes for the Second Expansion Premises shall be 9.94%. The additional rent paid by Tenant pursuant to this Paragraph shall be in addition to any additional rent Tenant may be paying for Tenant's Proportionate Share for Basic Cost and Tenant's Proportionate Share for Real Estate Taxes for the Initial Premises and the Expansion Premises under the Lease.

                  6. SECOND EXPANSION PREMISES IMPROVEMENT.

                  Tenant agrees to accept the Second Expansion Premises in its "as is" condition, as of the Second Expansion Premises Commencement Date subject to the following:

                  a. Tenant acknowledges it has inspected and is fully familiar with the Second Expansion Premises and is taking possession of such in its "as is" condition as of the Second Expansion Premises Commencement Date.


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                  b. Landlord shall provide Tenant a cash allowance (the "Cash
Allowance") in an amount equal to $7.00 per rentable square foot for the Second Expansion Premises, for a total of $37,359.00. The Cash Allowance shall be used by Tenant to pay for costs actually incurred by Tenant in renovating and remodeling the leasehold improvements in the Second Expansion Premises, in accordance with the plans and specifications (the "Tenant Plans"). All Tenant Plans shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Landlord shall pay Tenant the Cash Allowance, or the portion thereof, in accordance with the provisions of this Section. Any renovation of the Second Expansion Premises after their initial build-out shall constitute an Alteration and shall, in addition to the provisions of this Section, be subject to the terms and conditions of Section 10 of the Lease. Any costs in excess of the Cash Allowance shall be paid solely by Tenant.

                  c. Provided that no Event of Default has occurred and remains uncured, Landlord shall reimburse Tenant From the Cash Allowance for the cost of improvements made to the Second Expansion Premises, provided that such reimbursement shall not exceed, in the aggregate, the Cash Allowance. The Cash Allowance shall be available to Tenant in monthly installments upon timely submission of Tenant's statement with all required lien waivers and certificates as provided below as construction of the improvements to the Second Expansion Premises progresses and Tenant incurs expenses toward which the Cash Allowance may be applied. Each statement delivered by Tenant shall show, in reasonable detail, all costs incurred and shall be accompanied by invoices of each contractor, subcontractor, supplier or vendor for which reimbursement is sought, and a lien waiver and a certificate, from each contractor and subcontractor whose contract has an aggregate value equal to or greater than $2,500, certifying that all payments then due such contractor or subcontractor and to laborers, materialmen and subcontractors under it have been made, except the amounts then being requisitioned. All contract documents and requisitions submitted by Tenant for reimbursement from the Cash Allowance relating to design and construction shall be in the then current AIA format. Disbursement shall be made from the Cash Allowance on or before thirty (30) days after Landlord receives Tenant's complete and correct statements with all required supporting documentation. In addition to the foregoing, Tenant shall deliver lien waivers from all contractors and subcontractors providing services or material to the Tenant within thirty (30) days of the Commencement Date.

                  d. Tenant shall make all improvements to The Second Expansion Premises in accordance with its obligations set forth under the Lease and in accordance with the requirements of the Standard Rules and Regulations for Contractors attached to this Second Amendment as EXHIBIT B and incorporated herein by reference. Tenant shall select the general contractor from a list that previously has been approved by Landlord.

                     Once approved by Landlord, no material deviation from the Tenant Plans which shall affect the base Building or any mechanical, electrical or plumbing systems or equipment or which would alter the appearance of the Building from the exterior as determined by Landlord in Landlord's reasonable judgment, shall be made by

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Tenant without Landlord's prior written consent. Upon completion of all improvements, Tenant shall at no cost or expense to Landlord furnish to Landlord a complete set of final, as-built drawings related to such work showing all changes and deviations from the Tenant Plans. Approval of the Tenant Plans by Landlord shall not constitute the assumption of any responsibility by Landlord for their accuracy or sufficiency, or that they comply in any way with applicable federal, state or local law, and Tenant shall be solely responsible for such accuracy, sufficiency or compliance. All work performed by Tenant shall be in accordance with: good construction practices; all applicable laws, orders, regulations and requirements of federal, state and local authorities having jurisdiction ("Jurisdictional Authorities"); and all insurance requirements. It is further understood and agreed that Landlord shall have no responsibility or liability whatsoever for any loss of, or damage to, any fixtures, installed or left in the Second Expansion Premises. Tenant shall obtain at its sole cost and immediately thereafter furnish to Landlord all certificates and approvals with respect to work done and installations made pursuant to this Section that may be required from any of the Jurisdictional Authorities for the issuance of a certificate of occupancy for the Second Expansion Premises. Upon the issuance of the certificate of occupancy, a copy thereof shall be immediately delivered to Landlord.

                  e. All improvements constructed in the Second Expansion Premises by Tenant, whether at Landlord's or Tenant's expense, or the joint expense of Landlord and Tenant, shall become and remain the property of Landlord. In addition to the foregoing, in the event Tenant decides to demolish any of the existing improvements in the Second Expansion Premises, Landlord shall have the right to recover and remove any items which Tenant intends to demolish or remove. Notwithstanding the foregoing, however, Tenant's trade fixtures, equipment and moveable wall systems, furniture and furnishings shall be and remain the property of Tenant. In the event Tenant removes any of the foregoing, Tenant agrees to repair any damage to the Second Expansion Premises or the Building. Any replacement of any property, fixtures or improvements of Landlord, whether made at Tenant's expense or otherwise, shall be and remain the property of Landlord.

                  f. Tenant shall use the services of an architect selected by Tenant for the preparation of all space planning and construction documents with respect to the renovation of the Second Expansion Premises. Tenant's architect, who must be fully licensed in the jurisdiction in which the Building is located and insured in accordance with industry standards, shall be subject to the approval of Landlord. The cost associated with the preparation of such documents, including any services of an engineering consultant approved by Landlord, which approval shall not be unreasonably withheld or delayed, shall be paid by Tenant and reimbursed by Landlord, to the extent available, from the Cash Allowance. Tenant shall be responsible for all bidding and construction of the Tenant Work in the Second Expansion Premises. Landlord's agent, McShea Management, Inc. shall be notified of, and shall have the right to attend, all architectural and construction meetings, and shall have the right to enter and inspect the Second Expansion Premises, without notice to Tenant, during the construction and build-out.

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                  7. PARKING. Tenant is entitled to parking in Building at a ratio of 3.5 spaces per 1,000 rentable square feet, for an additional 19 unreserved parking spaces for the Second Expansion Premises.

                  8. BROKERAGE. Tenant warrants that it has had no dealings with any broker or agent other than McShea Management, Inc. in connection with the negotiation or execution of this Second Amendment, and Tenant agrees to indemnify Landlord against all costs, expenses, attorneys' fees or other liability for commissions or other compensation or charges claimed by any other broker or agent claiming the same by, through or under Tenant.

                  9. DEFINED TERMS. Except as otherwise expressly provided herein. All defined terms shall have the same meanings as provided in the Lease.

                  10. HEADINGS. Headings contained in this Second Amendment are for convenience only and are not substantive to the provisions of this Second Amendment.

                  11. LEASE TERMS RATIFIED. Except as otherwise expressly provided herein, and unless inconsistent with the terms hereof, all other terms, conditions and covenants of the Lease are hereby ratified and confirmed.

                  IN WITNESS WHEREOF, the parties have executed this Second Amendment by affixing their hands and seals as of the date noted above.

                                            TENANT:

ATTEST:                                     VISUAL NETWORKS OPERATIONS, INC.



/s/ Sharon L. Skolaski                      By: /s/ Richard H. Deily (Seal)
    ------------------                      Name: Richard H. Deily
                                                  ------------------------------
                                            Title: Director, Treasury Operations
                                                 -------------------------------

                                            LANDLORD:

                                            TA/WESTERN, LLC, a Delaware limited
                                            liability company

                                            By:  Realty Associates Advisors LLC,
                                                 a Delaware limited liability
                                                 company, manager

                                            By:  Realty Associates Advisors
                                                 Trust, a Massachusetts
                                                 business trust, sole member

                                            By:  /s/ Henry G. Brauer
                                                     ---------------

                                            Its:  Henry G. Brauer
                                                  -----------------
                                                  Regional Director



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